Exhibit 99.1

W HOLDING COMPANY, INC.
REPORTS SALE OF ENTIRE PORTFOLIO OF CORPORATE BONDS AND LOANS
OBLIGATIONS (“CBO’s and CLO’s”)

Mayagüez, Puerto Rico, June 6, 2003. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERBANK PUERTO RICO, announced today that it had liquidated its remaining investment in corporate bonds and loans obligations (“CBOs” and “CLOs”).

Based upon recent developments, including additional information available subsequent to May 15, 2003, management determined that it was in the best interest of the Company to reclassify its entire portfolio of CBO’s and CLO’s to “available for sale”, sell the entire portfolio and move forward. Even though the Company may have given up its ability to get a better price for these securities at a later date, the risk of further declines far outweighed any possible recovery in the quoted market prices.

The sale of the portfolio, an original total investment of $62.9 million and adjusted to a fair value of $45.4 million as of March 31, 2003, was completed today at a loss net of taxes of $5.2 million, which will be recognized in the second quarter of 2003.

Westernbank Puerto Rico, a wholly owned subsidiary of W HOLDING COMPANY, INC., is the third largest banking entity headquartered in Puerto Rico, in terms of total assets, operating throughout Puerto Rico through 51 bank branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 in the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

For further information contact: Frank C. Stipes, Esq., Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Company at (787) 834-8000: Internet: Westernbank@wbpr.com or URL: http://www.wbpr.com.